UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CHROMCRAFT REVINGTON, INC.

(Name of Registrant as Specified In Its Charter)

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CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 8, 2008

To the Stockholders of Chromcraft Revington, Inc.:
The annual meeting of stockholders of Chromcraft Revington, Inc. (the “Company”) will be held on Thursday, May 8, 2008 at 11:00 a.m., Eastern Daylight Time, at the Purdue Research Foundation, 3000 Kent Avenue, West Lafayette, Indiana, for the following purposes:
1.	To elect eight directors of the Company, each of whom will serve a term expiring at the 2009 annual meeting of stockholders and until his successor is duly elected and qualified.

2.	To transact such other business that may properly come before the annual meeting of stockholders and any adjournments or postponements of the meeting.
The Board of Directors has fixed the close of business on March 20, 2008 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting of stockholders.
Whether or not you plan to attend the annual meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly in the envelope provided so that your shares are represented and voted at the annual meeting.
By Order of the Board of Directors,
Frank T. Kane
Senior Vice President-Finance,
Chief Financial Officer
and Secretary
April 9, 2008

CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement is furnished to the stockholders of Chromcraft Revington, Inc. (“Company,” “we,” “us” or “our”) in connection with the solicitation by our Board of Directors of proxies to be voted at our annual meeting of stockholders to be held on Thursday, May 8, 2008 at 11:00 a.m., Eastern Daylight Time, at the Purdue Research Foundation, 3000 Kent Avenue, West Lafayette, Indiana, and at any adjournments or postponements of the meeting. This proxy statement and accompanying form of proxy were first mailed to our stockholders on or about April 9, 2008.
We will pay the costs of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone, electronic mail or overnight delivery service by our directors, officers and certain employees who will not be specially compensated for any solicitation. We also will request brokerage firms, nominees, custodians and fiduciaries to forward the proxy solicitation materials relating to the annual meeting to the beneficial owners of common stock and will reimburse these institutions for the cost of forwarding the materials.
Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted. You may revoke your proxy by providing written notice delivered to the Secretary of the Company, by executing and delivering to us a proxy having a later date or by attending the annual meeting and voting in person.
The shares represented by proxies that we receive will be voted as instructed. If we receive signed proxies without specific instructions marked on them, these proxies will be voted FOR the election as directors of the eight persons named as nominees in this proxy statement, each of whom will serve for a term expiring at the 2009 annual meeting of stockholders and until his successor is duly elected and qualified. If for any reason any director nominee named in this proxy statement becomes unable or unwilling to serve, the persons named as proxies in the accompanying form of proxy will have authority to vote for a substitute nominee should our Board of Directors determine to nominate another person.
The accompanying form of proxy also gives discretionary authority to the persons named as proxies to vote in accordance with the directions of our Board of Directors on any other matters that may properly come before the annual meeting.
Our principal executive office is located at 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906.

VOTING SECURITIES
We have one class of capital stock outstanding, which consists of our common stock. Our Board of Directors fixed the close of business on March 20, 2008 as the record date (the “Record Date”) for determining our stockholders entitled to notice of and to vote at our annual meeting of stockholders and any adjournments or postponements of the meeting. On the Record Date, we had 6,172,609 shares of common stock outstanding and entitled to vote. We have no other outstanding shares entitled to vote.
Each share of our common stock is entitled to one vote, exercisable in person or by proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum in order for business to be conducted at the annual meeting. Shares voting, abstaining or withholding authority to vote on any matter at the annual meeting will be counted as present for purposes of determining a quorum. Assuming a quorum is present at the annual meeting, the election of directors will be determined by a plurality of the votes cast. Any other matters that may properly come before the meeting will be approved by the affirmative vote of the holders of at least a majority of the shares present, in person or by proxy, at the annual meeting.
Abstentions and instructions on the accompanying proxy to withhold authority to vote for one or more of the director nominees will result in those nominees receiving fewer votes in favor of their election. In counting the votes with respect to any other matters that may properly come before the meeting, abstentions will have the same effect as votes against the matter. Shares that are the subject of a broker non-vote will be deemed to be not voted.
If you are a participant in our Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card to use to provide voting instructions to First Bankers Trust Services, Inc., the trustee for the ESOP, for the shares allocated to your account under the ESOP as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed and returned in the envelope provided by May 2, 2008. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your ESOP account will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees.
Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the trustee will vote (i) the shares allocated to your account under the ESOP in accordance with your instructions received by the trustee in a timely manner, and (ii) the shares that have not been allocated to participants’ accounts in accordance with the directions of the Benefit Plans Administrative Committee of the Company (the “Benefits Committee”). If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Benefits Committee will direct the ESOP trustee how to vote the shares allocated to your account.
If you are a participant in our Savings Plan, you will receive a voting instruction card to use to provide voting instructions to T. Rowe Price Trust Company, Inc., the trustee for the Savings Plan, for the shares credited to your account under the Savings Plan as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed and returned in the envelope provided by May 2, 2008. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares credited to your Savings Plan account will be kept confidential by the Savings Plan trustee and will not be disclosed to any of our directors, officers or employees.
Unless the terms of the Savings Plan or the fiduciary duties of the Savings Plan trustee require otherwise, the trustee will vote the shares credited to your account under the Savings Plan in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if your voting instruction card is returned unsigned or without indicating how you desire to vote, the Benefits Committee will direct the Savings Plan trustee how to vote the shares credited to your account.

The Benefits Committee is comprised of two members, namely Benjamin M. Anderson-Ray, who is our Chairman and Chief Executive Officer, and Frank T. Kane, who is our Senior Vice President-Finance and Chief Financial Officer. The members of the Benefits Committee are appointed by the Board of Directors and may be changed by the Board at any time.
ITEM 1 — ELECTION OF DIRECTORS
The only scheduled item of business to be acted upon at the annual meeting of stockholders will be the election of eight directors of our Company, each of whom will serve a term expiring at the 2009 annual meeting of stockholders and until his successor is duly elected and qualified.
The Nominating and Corporate Governance Committee has recommended to our Board of Directors that each of the director nominees named below be nominated to serve as a director of our Company. Our Board of Directors has accepted the recommendation of the Nominating and Corporate Governance Committee and has nominated these individuals to serve as directors of our Company. Except for Mr. Anderson-Ray, who is our Chairman and Chief Executive Officer, each of these nominees is independent under the independence criteria for directors and board committee members adopted by the American Stock Exchange.
The persons named as proxies intend to vote each proxy, if properly signed and returned, FOR the election of each of the eight director nominees indicated below, unless indicated on the proxy that the stockholder’s vote should be withheld from any or all of the nominees. We expect each nominee named in this proxy statement to be able to serve as a director if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees should our Board of Directors determine to nominate other persons.
Our Board of Directors unanimously recommends voting FOR the election as directors of each of the nominees named below
Set forth below is certain information about each of our director nominees.
Benjamin M. Anderson-Ray, age 53, became a director and our Chairman and Chief Executive Officer in 2005. From 2004 to 2005, Mr. Anderson-Ray served as a Managing Partner of Spring Garden Corporate Advisors, Inc., an investment advisory firm serving the horticultural industry. He is also a co-founder and member of the board of directors of PALCO Systems, a medical equipment developer. From 2002 to 2004, he served as the Chief Executive Officer of Gravograph New Hermes Holdings, LLC, a manufacturer and marketer of equipment, software, consumables and related services in the durable marking industry. Prior to Gravograph, Mr. Anderson-Ray held various senior management positions, including President of the Global Business Group at Sunrise Medical, Inc., a durable medical equipment company. Earlier in his career, he held senior marketing, sales and general management positions at Newell Rubbermaid, Inc., Black & Decker Corporation and General Electric Company.
Ronald H. Butler, age 58, is a director and the President and Chief Executive Officer of Pet Resorts, Inc., a privately-held company that builds premium pet boarding, daycare, pet training and grooming facilities. Previously, Mr. Butler served as the Chief Executive Officer of Three Dog Bakery, Inc., a manufacturer of pet foods. Mr. Butler also serves as a director of ARXX Building Products (Ontario, Canada) and has held senior management positions at various companies, including PETsMART and Payless Cashways, Inc. Mr. Butler serves as our lead independent director and is a member of the Board’s Compensation Committee, which he chairs. He has served as a director of our Company since 2004.

John R. Hesse, age 74, is the President of Spring Garden Corporate Advisors, Inc., an investment advisory firm serving the horticultural industry. From 1997 until 2002, he served as the Chairman and Chief Executive Officer of International Garden Products, Inc., a consolidator of horticultural production companies. Mr. Hesse is a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, and has served as a director of our Company since 2005.
David L. Kolb, age 69, served as the Chairman of the Board of Directors of Mohawk Industries, Inc. from 1988 until his retirement in 2004 and as Chief Executive Officer from 1988 until 2000. Mohawk Industries is a producer of floor covering products for residential and commercial applications in the United States and Europe. From 1980 until 1988, Mr. Kolb served as the President of Mohawk Carpet Corporation. Mr. Kolb currently serves as a director of Mohawk Industries and Aaron Rents, Inc. Aaron Rents, Inc. is a retailer specializing in the rental and sale of residential and office furniture, consumer electronics, computers and home appliances and accessories. Mr. Kolb is a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee, which he chairs, and has served as a director of our Company since 1992.
Larry P. Kunz, age 73, served as the President and Chief Operating Officer of Payless Cashways, Inc., a retailer of building materials and home improvement products, from 1986 until his retirement in 1993. Mr. Kunz is a member of the Board’s Audit Committee, and has served as a director of our Company since 1992.
Theodore L. Mullett, age 66, has been a management consultant since 1998. From 1965 until his retirement in 1998, Mr. Mullett was a certified public accountant with KPMG LLP and was a partner with that firm from 1973 until 1998. Mr. Mullett is a member of the Board’s Audit Committee, which he chairs, and Compensation Committee, and has served as a director of our Company since 2002.
Craig R. Stokely, age 62, has served as the President of The Stokely Partnership, Inc., a management consulting firm, since 1992. Previously, he served as Senior Vice President of Corporate Development at Fellowes, Inc., a worldwide manufacturer of office products. Earlier in his career, Mr. Stokely held senior management positions with the LeeWards and Kenner Toy divisions of General Mills, Inc. Mr. Stokely is a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee, and has served as a director of our Company since 2005.
John D. Swift, age 66, served as the Vice President-Finance and Chief Financial Officer of Mohawk Industries, Inc. from 1987 until his retirement in 2004. Mohawk Industries is a producer of floor covering products for residential and commercial applications in the United States and Europe. Earlier in his career, he held various finance and accounting positions at General Electric Company and Firestone Tire and Rubber Company. Mr. Swift is a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, and has served as a director of our Company since 2005.

STOCK OWNERSHIP INFORMATION
Owners of More than Five Percent of Common Stock
The stockholders listed in the following table are known by management to beneficially own more than 5% of the outstanding shares of our common stock as of the Record Date.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Common Stock (1)

Chromcraft Revington Employee	1,858,941	30.1%
Stock Ownership Plan Trust (2) 1330 Win Hentschel Boulevard West Lafayette, Indiana 47906

FMR Corp. (3)	957,300	15.5%
82 Devonshire Street Boston, Massachusetts 02109

T. Rowe Price Associates, Inc. (4)	460,000	7.5%
100 East Pratt Street Baltimore, Maryland 21202

(1)	Percentages are based on 6,172,609 shares of our common stock outstanding on the Record Date.

(2)
Unless the trust or the fiduciary duties of the trustee require otherwise, the trustee of the ESOP trust will vote (i) the shares allocated to participants’ accounts under the ESOP in accordance with the instructions received in a timely manner from participants, and (ii) the shares that have not been allocated to participants’ accounts in accordance with the directions of the Benefits Committee. Any shares allocated to a participant’s account for which the trustee has not received voting instructions in a timely or proper manner will be voted by the trustee in accordance with the directions of the Benefits Committee. The Benefits Committee consists of Benjamin M. Anderson-Ray, our Chairman and Chief Executive Officer, and Frank T. Kane, our Senior Vice President-Finance and Chief Financial Officer. The members of the Benefits Committee are appointed by the Board of Directors and may be changed by the Board at any time.

(3)
Based solely on information provided by FMR Corp. in a Schedule 13G filed with the Securities and Exchange Commission on May 10, 2002. Included as reporting persons in the Schedule 13G are FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. The reporting persons have sole power to dispose of all shares beneficially owned by FMR Corp. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., also is reported as a beneficial owner of these shares.

(4)
Based solely on information provided by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2008. In the Schedule 13G/A, Price Associates expressly denied beneficial ownership of these securities.

Stock Ownership of Directors and Executive Officers
The following table shows the number of shares of our common stock beneficially owned as of the Record Date by each of our directors and our executive officers, as well as the number of shares beneficially owned by all directors and executive officers as a group.

	Number of Shares		Percent of
Name of Person	Beneficially Owned (1)		Common Stock (2)

Benjamin M. Anderson-Ray	43,024	(3)	*
Ronald H. Butler	14,100		*
John R. Hesse	11,600		*
David L. Kolb	30,100		*
Larry P. Kunz	14,100		*
Theodore L. Mullett	19,300		*
Craig R. Stokely	11,600		*
John D. Swift	11,600		*

Frank T. Kane	156,345	(4)	2.5%
Dennis C. Valkanoff	7,500	(5)	*
Richard J. Garrity	6,633	(6)	*

Directors and Executive Officers as a Group (11 Persons)	325,902		5.1%

*	Represents less than 1% of the outstanding common stock of our Company.

(1)
Includes 236,362 shares which certain directors and executive officers have the right to acquire pursuant to stock options exercisable within sixty days of the Record Date as follows: Mr. Butler, 12,500; Mr. Hesse, 10,000; Mr. Kane, 151,362; Mr. Kolb, 12,500; Mr. Kunz, 12,500; Mr. Mullett, 17,500; Mr. Stokely, 10,000; and Mr. Swift, 10,000. Also includes 800 shares of restricted common stock issued to each of our non-employee directors under the Directors’ Stock Plan that will vest on the day before the 2008 annual meeting of stockholders. All of the stock options are vested and presently exercisable but had exercise prices above the closing price of our common stock on December 31, 2007.

(2)	Percentages are based on 6,172,609 shares of our common stock outstanding on the Record Date.

(3)	Includes 42,000 shares held directly by Mr. Anderson-Ray and 1,024 shares held for the benefit of Mr. Anderson-Ray under the Chromcraft Revington Employee Stock Ownership Plan.

(4)
Includes 200 shares held directly by Mr. Kane, 1,324 shares and 3,459 shares held for the benefit of Mr. Kane under the Chromcraft Revington Savings Plan and the Chromcraft Revington Employee Stock Ownership Plan, respectively, and 151,362 shares subject to options to purchase common stock of our Company. All of Mr. Kane’s stock options are vested and presently exercisable but had exercise prices above the closing price of our common stock on December 31, 2007.

(5)
Includes 2,500 shares held directly by Mr. Valkanoff and 5,000 shares of restricted common stock that will vest in increments of 2,500 shares each on December 31, 2008 and 2009, if Mr. Valkanoff is employed by the Company on those dates.

(6)
Includes 1,633 shares held directly by Mr. Garrity and 5,000 shares of restricted common stock that will vest in increments of 2,500 shares each on December 31, 2008 and 2009, if Mr. Garrity is employed by the Company on those dates.

Section 16(a) Beneficial Ownership Reporting Compliance
Under the federal securities laws, our directors and executive officers, and any persons beneficially owning more than 10% of our common stock, are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any failure to file timely the required reports. During 2007, no director or executive officer was late in filing the required reports with the Securities and Exchange Commission. In making this disclosure, we have relied solely upon written representations of our directors and executive officers and copies of reports that those persons have filed with the Securities and Exchange Commission and provided to us.
Certain Stock Repurchases by our Company
In 2007, we repurchased 867 shares of our common stock.
CORPORATE GOVERNANCE AND BOARD MATTERS
Independence
Our Board of Directors has determined that each of the directors standing for re-election at the 2008 annual meeting, with the exception of Mr. Anderson-Ray, has no relationship with us that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director and, accordingly, is independent under our director independence standards. Our director independence standards are the same as the director independence criteria adopted by the American Stock Exchange as set forth in Section 121 of the Exchange’s Company Guide. Mr. Anderson-Ray is not independent because he serves as our Chairman and Chief Executive Officer.
Transactions with Related Persons
Our Board of Directors has adopted a Code of Ethics applicable to our chief executive officer and senior financial managers, a Code of Business Conduct and Ethics applicable to our directors, officers and employees and a set of Corporate Governance Guidelines. Copies of these items are available, without charge, upon making a request in writing to Mr. Frank T. Kane, Corporate Secretary, Chromcraft Revington, Inc., 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906, or by telephone at (765) 807-2640.
We do not allow our directors, officers or employees to be involved in transactions with us or one of our subsidiaries where the director, officer or employee (or a relative or close friend) has a direct financial interest or will receive a personal benefit, unless a waiver of this policy is first granted. Our Board of Directors has the responsibility to review and grant waivers of transactions involving any of our directors or executive officers. Our Chief Executive Officer or Chief Financial Officer has the responsibility to review and grant waivers of transactions involving any of our non-executive employees. No waivers were requested in 2007.

Board Committees
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each of the committees consist of outside directors who satisfy the independence requirements for board committee membership under the criteria adopted by the American Stock Exchange.
Audit Committee. The members of the Audit Committee are Messrs. Mullett (Chairman), Hesse, Kunz and Swift, and our Board of Directors has determined that each of these individuals is an audit committee financial expert as defined by the Securities and Exchange Commission. This committee held five meetings in 2007. As specified in its charter, the Audit Committee’s primary objectives are to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function, and (iv) our compliance with certain applicable legal and regulatory requirements. The Audit Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
In addition, among other responsibilities, the Audit Committee appoints, oversees the performance of and approves the fees of our independent auditors; reviews and discusses with management and the independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls; discusses with management our major financial risk exposures; assures that we maintain an internal audit function; reviews and recommends any changes to our Code of Ethics applicable to our chief executive officer and senior financial managers; annually reviews the Audit Committee’s charter and evaluates the Committee’s performance; and prepares the Audit Committee report for inclusion in our annual meeting proxy statement.
The report of the Audit Committee is included in this proxy statement on page 24.
Compensation Committee. The members of the Compensation Committee are Messrs. Butler (Chairman), Kolb, Mullett and Stokely. This committee held seven meetings in 2007. As specified in its charter, the Compensation Committee’s primary objective is to assist our Board of Directors in fulfilling its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
In addition, among other responsibilities, the Compensation Committee determines the compensation of our Chief Executive Officer and, based on the recommendation of our CEO, our other executive officers; reviews and approves the goals and objectives relevant to compensation of our Chief Executive Officer; develops the philosophies, policies and practices relating to compensation and benefits for the executive management of our Company and its subsidiaries; administers our stock plan for directors; administers our executive incentive plan; reviews and makes recommendations to our Board of Directors regarding any employment agreements for executive management of our Company and its subsidiaries; reviews and makes recommendations to our Board of Directors regarding director compensation; and annually reviews the Compensation Committee’s charter and evaluates the Committee’s performance.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Kolb (Chairman), Hesse, Stokely and Swift. This committee met four times in 2007. As specified in its charter, the primary objectives of the Nominating and Corporate Governance Committee are to assist our Board of Directors by (i) identifying individuals who are qualified to serve as directors of our Company, (ii) recommending to our Board the director nominees for election at each annual meeting of stockholders, (iii) recommending to our Board any matters relating to the structure, authority and membership of the Board’s committees, and (iv) overseeing the evaluation process of our Board of Directors and our Board committees. The Nominating and Corporate Governance Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
In addition, among other responsibilities, the Nominating and Corporate Governance Committee reviews possible candidates for election to our Board of Directors; determines the qualifications that the Committee will consider when evaluating potential director nominees; reviews and recommends to our Board of Directors any changes in our Code of Business Conduct and Ethics for our directors, officers and employees and our Corporate Governance Guidelines; and annually reviews the Nominating and Corporate Governance Committee’s charter and evaluates the Committee’s performance.
Board Meeting Attendance
Our Board of Directors held 15 meetings during 2007. Each director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and of the Board committees of which he is a member, with the exception of Mr. Stokely who attended approximately 70% of these meetings due to a serious health condition of Mr. Stokely’s wife.
Director Compensation
The Compensation Committee periodically reviews and makes recommendations to our Board of Directors regarding the compensation that we pay to our directors. Our Board decides the compensation paid to our directors taking into account the Compensation Committee’s recommendations.
Directors who are not employees of our Company are paid an annual retainer of $20,000. Non-employee directors also receive a fee of $1,500 per day on each day that they attend in person a Board of Directors or a Board committee meeting and a fee of $750 per day on each day that they participate in a telephonic meeting of the Board or a committee, regardless of the number of Board or committee meetings held on a given day. The following additional annual retainers also are paid:

Lead independent director	$6,000

Audit Committee Chair	$5,000

Compensation Committee Chair	$4,000

Nominating and Corporate Governance Committee Chair	$4,000
Non-employee directors also are reimbursed for their expenses incurred while traveling on behalf of the Company. A director who is an employee of our Company does not receive a retainer or director or committee fees for his service on the Board of Directors but is reimbursed for his expenses incurred while traveling on behalf of the Company.

Directors who are not employees of our Company are eligible to participate in our Directors’ Stock Plan. Under this plan, our directors receive upon initial appointment or election to our Board of Directors either an option to purchase 10,000 shares of our common stock or 3,000 shares of restricted common stock. Upon re-election to the Board, our directors receive an automatic grant of either a nonqualified option to purchase 2,500 of our shares or 800 shares of restricted common stock. Stock options vest and are excercisable immediately upon grant and have an exercise price of not less than 100% of the fair market value of the underlying shares on the grant date. Restricted stock vests on the day immediately preceding the next annual meeting of stockholders following the grant of the shares. Each year, the Compensation Committee determines whether stock options or restricted stock will be awarded under the Directors’ Stock Plan.
In 2007, Messrs. Butler, Hesse, Kolb, Kunz, Mullett, Stokely and Swift each received an award of 800 shares of restricted stock under the Directors’ Stock Plan. Under the Directors’ Stock Plan, 85,000 stock options are currently outstanding and 48,800 shares remain available for future awards under this plan.
The following table sets forth certain information concerning the compensation that we paid to our directors in 2007.

	Fees Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
Name	in Cash	Awards (1)	Awards	Compensation	Compensation	Total

Benjamin M. Anderson-Ray (2)	$-0-	$-0-	-0-	-0-	-0-	$-0-

Ronald H. Butler	55,250	8,367	-0-	-0-	-0-	63,617

John R. Hesse	42,500	8,367	-0-	-0-	-0-	50,867

David L. Kolb	41,750	8,367	-0-	-0-	-0-	50,117

Larry P. Kunz	39,500	8,367	-0-	-0-	-0-	47,867

Theodore L. Mullett	54,750	8,367	-0-	-0-	-0-	63,117

Craig R. Stokely	31,875	8,367	-0-	-0-	-0-	40,242

John D. Swift	47,000	8,367	-0-	-0-	-0-	55,367

(1)	Represents the amount of stock compensation expense recognized for financial reporting purposes for the fiscal year.

(2)
Mr. Anderson-Ray is employed as our Chairman and Chief Executive Officer and, as such, is not entitled to any directors fees, stock awards or other compensation for his services as a director of our Company in addition to the compensation that he receives in his capacity as our Chief Executive Officer.

Lead Independent Director
Mr. Butler serves as our lead independent director, and he serves as such at the pleasure of the Board of Directors. The primary responsibilities of our lead independent director are to coordinate the activities of the independent directors and to serve as the principal liaison between the Company’s Chief Executive Officer (who also currently serves as our Chairman of the Board) and the other independent directors. Our lead independent director also has the responsibility to discuss with our Chief Executive Officer and, as appropriate, other members of management the results of executive sessions of the independent directors and to meet individually on an as-needed basis with senior executives of the Company who report to the Chief Executive Officer.

Executive Sessions of the Board of Directors
Executive sessions of our Board of Directors are those at which only non-employee directors are present. Our independent directors hold an executive session in connection with each in-person Board meeting and meet in executive session at other times on an as-needed basis. There were five executive sessions of our Board of Directors in 2007. Our lead independent director and any non-employee director can request that an executive session of the Board be scheduled.
Consideration of Director Candidates
Role of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes a recommendation to our Board of Directors each year of individuals to be nominated for election as directors at our annual meeting of stockholders. In the event vacancies occur on our Board during the year, the Committee also will make recommendations of persons to fill these vacancies. After considering the Nominating and Corporate Governance Committee’s recommendations, our Board of Directors ultimately determines the director nominations or the appointments to fill vacancies.
The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by the Committee’s members, by other members of our Board of Directors and by our stockholders. For existing directors to be nominated for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance on the Board, his attendance record at Board and committee meetings, the needs of our Company and the ability of the director to continue to satisfy our established director qualifications.
With respect to new members of the Board, the Nominating and Corporate Governance Committee will consider the needs of our Company as well as whether the director satisfies the Committee’s established director qualifications. When the Committee determines a need exists, the Committee will recommend new directors to replace existing directors who do not seek re-election, to add new members to our Board of Directors in the event the size of our Board is increased or to fill vacancies. In the case of new directors, after the Committee has identified a prospective director nominee and has conducted an initial evaluation of the candidate, the Committee will interview the candidate. If the Committee believes the candidate would be an appropriate addition to our Board of Directors, it will recommend to the full Board that the individual be considered for a director position. Our Board of Directors then determines whether to nominate the person for election at an annual meeting of stockholders or be appointed to fill a vacancy on the Board.
Suggestions by Stockholders. The Nominating and Corporate Governance Committee will consider suggestions by our stockholders of individuals to serve on our Board of Directors in connection with the Committee’s recommendations to the full Board of Directors of director nominees for election at the annual meeting. Director candidates suggested by a stockholder will be considered by the Nominating and Corporate Governance Committee in a manner similar to the way that candidates suggested by a Committee member or by a member of our Board of Directors are considered. Any stockholder desiring to make a suggestion to the Nominating and Corporate Governance Committee of a possible director nominee should submit to the Committee the candidate’s name and address; a statement of the candidate’s business experience; an identification of other boards of directors and board committees on which the candidate serves; a statement indicating any relationship between the candidate and our Company, any customer, supplier or competitor of our Company or the stockholder making the suggestion; a statement that the candidate would be willing to serve if nominated and elected; an evaluation of the candidate in light of the Committee’s established director qualifications; and any other information requested by the Committee.

These suggestions should be made in writing and received no later than October 31, 2008 by:
Chair, Nominating and Corporate Governance Committee
Chromcraft Revington, Inc.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906
Stockholders also may nominate individuals for election as directors at any annual meeting of stockholders in addition to making suggestions to the Nominating and Corporate Governance Committee as provided above. To make such a nomination, a stockholder must comply with the procedures set forth in Article IX of our By-Laws. These procedures are summarized under the heading “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS” beginning on page 25 of this proxy statement.
Qualifications of Directors. When evaluating a prospective director nominee, the Nominating and Corporate Governance Committee will consider, among other matters, the following qualifications of the nominee:
•	level of integrity;

•	ability to make sound decisions and to exercise appropriate business judgment;

•	overall business experience;

•	knowledge of our industry;

•	ability to devote sufficient time and attention to the performance of his duties as a director;

•	independence from our Company and our customers, suppliers and competitors;

•	potential contribution to the range of talent, skill and expertise needed or appropriate for our Board of Directors; and

•	ability to represent the interests of our stockholders.
Communications with our Board of Directors
Stockholders or other interested parties who desire to communicate with our Board of Directors, our lead independent director, our independent directors or any individual director may write to:
Chair, Nominating and Corporate Governance Committee
Chromcraft Revington, Inc.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906
A letter from a stockholder should state the stockholder’s name and, if the stockholder’s shares are held in street name, evidence of the stockholder’s ownership of Company common stock. Depending on the subject matter of the letter, the Chairman of the Nominating and Corporate Governance Committee will:
•	forward the letter to the appropriate director or to the entire Board;

•
request an officer of our Company to handle the inquiry directly such as, for example, where the letter contains a request for routine information about our Company or stock transfer matters or is primarily commercial in nature; or

•	not forward the letter to any director if it relates to an improper or irrelevant topic.
At each Board meeting, the Chairman of Nominating and Corporate Governance Committee will present a summary of all letters received since the last Board meeting that were not forwarded to all directors and will make those letters available to any director.
Attendance at Annual Meetings
The Board of Directors has adopted a policy that it expects all Board members to attend our annual meeting of stockholders. All incumbent directors attended the 2007 annual meeting of stockholders.
EXECUTIVE COMPENSATION
Executive Officers of our Company
Each of our executive officers serves a term of office of one year and until his successor is duly elected and qualified. Set forth below is certain information about the individuals who are serving as our executive officers as of the date of this proxy statement.
Benjamin M. Anderson-Ray, age 53, has served as our Chief Executive Officer since June, 2005 and as our Chairman of the Board since August, 2005.
Frank T. Kane, age 54, has served as our Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since December, 2006. He had served as our Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since 1992.
Dennis C. Valkanoff, age 56, has served as a Senior Vice President of our Company since November, 2006. He has responsibility for our residential furniture sales function. From 2003 until joining our Company in 2006, Mr. Valkanoff served as Senior Vice President of corporate sales at Berkshire BenchCraft, LLC (a privately-held furniture manufacturer). From 1995 until 2003, Mr. Valkanoff served as Senior Vice President of sales and marketing at England Corsair (which is now owned by La-Z-Boy, Inc.) and from 1989 until 1995, he held various senior sales and general management positions at Les Brown Chair Company.
Richard J. Garrity, age 49, was appointed as a Senior Vice President of our Company in April, 2007. He has responsibility for operations and our supply chain management. From April, 2005 until joining our Company, Mr. Garrity served as Senior Vice President of supply chain management at Thomasville Furniture Industries. Previously, Mr. Garrity held supply chain executive management positions with Staples, Inc. and Homelife Furniture Corporation.
Determination of Executive Compensation
Overview
The Compensation Committee of our Board of Directors is responsible for assisting the Board on compensation matters at our Company and determines the philosophy and objectives relating to overall compensation of our executive officers. Each year, this committee also establishes the base salary and the short-term and long-term incentive award opportunities for our Chief Executive Officer. Based upon the recommendations of our Chief Executive Officer, the committee also sets the base salary and the short-term and long-term incentive award opportunities for our other executive officers. Our Chief Executive Officer, who also serves as the Chairman of each of our subsidiaries, determines the salaries of the executives of our subsidiaries.

The compensation discussion below only includes information about our executive officers who appear in our Summary Compensation Table set forth on page 18.
Executive Compensation Philosophy and Objectives
Our Company’s overall compensation philosophy and objectives strive to provide compensation that is designed to attract, retain and motivate the executives of our Company and its subsidiaries in a highly competitive business environment and in an industry that is experiencing challenging times. Our compensation philosophy and objectives also strive to provide incentive compensation and stock ownership in our Company to our executives to encourage and reward the achievement of annual and long-term performance goals and strategies.
Compensation Consultant
Our Compensation Committee has retained The Hay Group, Inc. as its compensation consultant to assist the Committee in evaluating and designing the Company’s executive compensation programs and in comparing these programs to other companies. We also utilize the services of our compensation consultant to provide compensation data at other companies, including those within our industry, for general comparison purposes.
Components of Executive Compensation
The Compensation Committee together with our Chief Executive Officer annually review our executive compensation to ensure that it is competitive and is consistent with our compensation philosophy and objectives. Our compensation program consists of three primary components: base salary, short-term incentive compensation (payable in cash) and long-term incentive compensation (currently payable in restricted stock). As such, we seek to have a portion of our executives’ potential compensation at risk and tied to performance. The remaining components of executive compensation consist of employee benefits and perquisites.
Base Salary. Base salary is the component of our executive compensation that is payable in cash and is not subject to the achievement of any performance measures. The Compensation Committee reviews and establishes annually the base salary of our Chief Executive Officer. After considering the recommendations of our Chief Executive Officer, the Compensation Committee also establishes annually the base salaries of our other executive officers. In determining base salaries, the Compensation Committee considers a variety of factors, including the executive’s responsibilities at our Company, information from our compensation consultant and the required minimum base salary set forth in the employment agreements with each of our executive officers.
For 2007, the Compensation Committee determined to increase Mr. Anderson-Ray’s annual base salary by approximately 2% and Mr. Kane’s base salary by approximately 3% because the Compensation Committee believed a modest increase in their base salaries was appropriate. The committee did not increase Mr. Valkanoff’s base salary for 2007 because the Committee believed an increase was not appropriate given that the Company had hired Mr. Valkanoff in November, 2006.

Short-term Incentive Compensation. We believe a compensation program that provides current compensation solely through base salary would not adequately motivate or reward executives to achieve our short-term financial goals. We also believe that a cash bonus system is an appropriate means to retain executives and to provide a compensation package that is competitive with other comparable companies. Thus, we provide annual short-term incentive compensation opportunities to our executives in the form of cash bonuses under our Executive Incentive Plan, although we are not precluded from paying discretionary cash bonuses outside of this plan under certain circumstances.
The Compensation Committee selects the annual short-term performance measures and the levels of performance required for threshold, target and maximum annual cash bonuses under the Executive Incentive Plan for our executive officers based on input from our Chief Executive Officer and a financial plan prepared by senior management. The potential amounts of cash bonuses that may be awarded under the plan each year are based entirely on the achievement of the established performance measures for a particular year.
We pay short-term incentive compensation awards in cash rather than stock because we desire to compensate our executives on a current basis for the achievement of annual performance measures and because we feel that our incentive compensation program would be overweighted in stock if annual bonuses were paid in stock.
Our Executive Incentive Plan permits annual cash bonuses to be earned by our executive officers using one or more of the following performance measures for our Company:
•	Earnings before interest and taxes;

•	Earnings before interest, taxes, depreciation and amortization;

•	Earnings before interest, taxes, depreciation and amortization and non-cash ESOP compensation expenses;

•	Return on net assets;

•	Return on equity;

•	Return on invested capital;

•	Sales or revenues;

•	Net income; or

•	Earnings per share on a diluted basis.
For 2007, the Compensation Committee selected earnings before interest, taxes, depreciation, amortization and non-cash ESOP compensation expenses (“EBITDAE”) as the performance measure for our executive officers under our Executive Incentive Plan. To earn a bonus at the target award level required EBITDAE of approximately $8 million last year. We paid no performance-based cash bonuses for 2007 under our Executive Incentive Plan to any of our executive officers because last year we did not achieve the minimum EBITDAE required for bonuses to be paid.

Nevertheless, the Compensation Committee recommended, and our Board approved, the payment of a discretionary cash bonus of $195,000 to Mr. Anderson-Ray for 2007. This bonus amount represented approximately 51% of Mr. Anderson-Ray’s bonus that he could have earned under our Executive Incentive Plan at the target award level. Mr. Anderson-Ray recommended that cash bonuses of $92,000 be paid to Mr. Kane and $36,000 to Mr. Valkanoff for 2007, and the Compensation Committee accepted this recommendation and approved these discretionary bonuses. These bonuses represented approximately 73% and 33% of the bonuses that could have been earned by Mr. Kane and Mr. Valkanoff, respectively, under the Executive Incentive Plan at the target award level.
In approving the discretionary cash bonuses to be paid for 2007, our Board of Directors considered the following:
•	The difficult operating environment for our industry

•	The Company’s progress in 2007 with its business model transformation and the accomplishment of nonfinancial goals by our executive officers

•	Our desire to retain our senior management team during our business model transformation and the current challenging economic times

•	The recommendation of our Chief Executive Officer of bonuses to be paid (other than to himself)
Long-Term Incentive Compensation. We provide long-term incentive compensation opportunities to our executive officers through awards under our Executive Incentive Plan. Although various forms of equity-based compensation may be awarded under the Executive Incentive Plan, the Compensation Committee determined that long-term awards at this time would be paid in restricted common stock of the Company.
We believe that ownership by our executive officers of stock in our Company is an important method by which to align their interests with those of our stockholders as well as to motivate our executives to strive to achieve long-term financial objectives of our Company and increase stockholder value of our Company over time. In addition, because an executive officer’s ability to earn a long-term award vests over time, these awards serve as an executive retention tool for us.
The Compensation Committee selects the long-term performance measures and the levels of performance required for threshold, target and maximum award opportunities for our executive officers based on input from our Chief Executive Officer and a financial plan prepared by senior management. Long-term incentive compensation awards are earned based on the achievement of long-term financial performance measures that are normally tied to three-year performance periods.
When making long-term awards under our plan, our practice is to determine a range of dollar amounts of stock-based compensation that we feel is appropriate assuming all of the performance measures are achieved for the performance period. For long-term awards, the Compensation committee chooses from among the same performance measures listed above that are utilized for short-term awards.
For the three-year performance period ended December 31, 2007, the Compensation Committee selected EBITDAE as the performance measure for our executive officers under our Executive Incentive Plan. No long-term incentive compensation was earned by any of our executive officers under our Executive Incentive Plan for this three-year performance period because of our losses in 2006 and 2007.
Service-Based Restricted Stock. We have awarded service-based restricted stock outside of our Executive Incentive Plan only when we believed it was necessary in order to induce a person to become one of our executive officers. We have granted awards of service-based restricted stock on only three occasions in the past.

Service-based restricted stock involves an award of shares of our common stock that are subject to a substantial risk of forfeiture for a certain period of time — for our Company, usually a period of three years. The restricted stock is not earned based on the executive achieving any performance goals. Rather, the restrictions will lapse and the stock will vest incrementally over the three-year period only if the executive remains employed with us during the required period of restriction. During the period of restriction, the executive cannot sell, transfer, gift or pledge the stock, but can vote the shares and receive dividends or other distributions, if any.
We made restricted stock awards to Mr. Anderson-Ray and Mr. Valkanoff upon hiring them as executive officers of our Company. Mr. Anderson-Ray’s award of 42,000 shares has vested, and one-third of Mr. Valkanoff’s award of 7,500 shares has vested.
Employee Benefits. Our executive officers participate in the same retirement and health plans as our other employees. For retirement, we maintain a tax-qualified employee stock ownership plan and a tax-qualified 401(k) savings plan for our employees who meet certain eligibility requirements. In 2007, we made contributions to the accounts of our executive officers under our 401(k) savings plan based on eligible wages. In addition, we maintain a supplemental executive retirement plan for Mr. Kane, which is a general unsecured obligation of our Company. In 2007, we accrued $56,129 under this plan. We have no other supplemental executive retirement plans.
We also maintain a group health insurance plan for our employees who meet certain eligibility requirements. In addition, our executive officers participate in an executive health care program that reimburses them, and their eligible dependents, for certain expenses not covered by the Company’s group health plan.
Perquisites. Mr. Anderson-Ray and Mr. Valkanoff receive an automobile allowance. Mr. Kane began receiving an automobile allowance in June 2007. These allowances cover insurance, maintenance, fuel, license plates and other costs relating to the automobile. We also have provided relocation expenses to executive officers if they have to change their principal residence in connection with their initial employment by us. For Mr. Valkanoff, we pay certain annual costs for him to maintain his licenses to practice law.
Change in Control. We are contractually obligated to make certain payments to our executive officers in the event of a change in control of our Company under certain circumstances. The amounts of these payments are set forth in the employment agreements between our Company and each of our executive officers. We believe change in control benefits are necessary to attract and retain qualified executive officers. In the event of a possible change in control transaction involving our Company, we also believe these benefits allow our executive officers to remain focused on negotiating the terms of a transaction that benefit the interests of our stockholders without being distracted by any potential changes in their future employment or role with a potential buyer, as well as encourage our executive officers to remain as our employees through the completion of a change in control transaction.
Accounting and Tax Considerations
We have structured our compensation programs to comply with Section 162(m) of the Internal Revenue Code. Under Section 162(m), a limitation is placed on the ability of a public company to deduct for federal income tax purposes compensation paid to certain executives exceeding $1 million in any year unless the compensation is performance-based. We believe that awards under our Executive Incentive Plan would qualify as performance-based compensation under Section 162(m) and would, therefore, not be counted toward the $1 million federal income tax deduction limit. Base salary and discretionary cash bonuses are counted toward the deduction limit. Nevertheless, the total compensation paid to each of our executive officers in 2007 (whether or not performance-based) was less than $1 million.

Summary Compensation Table
The following table summarizes the compensation that the Company paid to our Chief Executive Officer and our two next most highly compensated executive officers in 2007.

							Non-Equity
							Incentive
Name and Principal					Stock	Option	Plan	All Other		Total
Position (1)	Year	Salary	Bonus		Awards (4)	Awards	Compensation	Compensation		Compensation

Benjamin M. Anderson-Ray	2007	$383,750	$195,000	(2)	$189,420	-0-	-0-	$44,173	(5)	$812,343
Chairman and Chief Executive Officer	2006	375,000	75,000	(3)	189,420	-0-	-0-	162,628	(6)	802,048

Frank T. Kane	2007	250,833	92,000	(2)	-0-	-0-	-0-	94,604	(7)	437,437
Senior Vice President- Finance, Chief Financial Officer, Secretary and Treasurer	2006	243,250	40,000	(2)	-0-	$14,806	-0-	79,112	(8)	377,168

Dennis C. Valkanoff	2007	270,000	36,000	(2)	19,085	-0-	-0-	97,035	(9)	422,120
Senior Vice President	2006	22,500	21,000	(10)	1,590	-0-	-0-	1,000		46,090

(1)	We have employment agreements with Mr. Anderson-Ray, Mr. Kane and Mr. Valkanoff that specify a minimum base salary for each of them.

(2)	Represents discretionary cash bonus.

(3)	Represents the second half of Mr. Anderson-Ray’s $150,000 sign-on bonus that was earned on June 20, 2006.

(4)	Represents the amount of stock compensation expense recognized for financial statement reporting purposes for the fiscal year.

(5)
Includes Company contributions to a tax-qualified retirement plan, a payment for retirement benefits reduced under Internal Revenue Code limitations, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, and an automobile allowance.

(6)
Includes relocation expenses reimbursed to Mr. Anderson-Ray under his employment agreement in the amount of $72,756 and a related tax gross-up of $50,247, Company contributions to tax-qualified retirement plans, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, and an automobile allowance.

(7)
Includes an accrual of $56,129 for Mr. Kane’s supplemental executive retirement plan, Company contributions to a tax-qualified retirement plan, a payment for retirement benefits reduced under Internal Revenue Code limitations, amounts not paid under the Company’s group health plan, and an automobile allowance.

(8)
Includes an accrual of $53,772 for Mr. Kane’s supplemental executive retirement plan, Company contributions to tax-qualified retirement plans, a payment for retirement benefits reduced under Internal Revenue Code limitations, and amounts not paid under the Company’s group health plan.

(9)
Includes relocation expenses reimbursed to Mr. Valkanoff under his employment agreement in the amount of $41,157 and a related tax gross-up of $32,838, Company contributions to a tax-qualified retirement plan, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, an automobile allowance, and amounts paid to maintain law licenses.

(10)	Represents Mr. Valkanoff’s sign-on bonus.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes certain information concerning outstanding equity awards at December 31, 2007 to our executive officers named in the Summary Compensation Table.

			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of			Number of
	Securities	Securities	Securities			Shares of
	Underlying	Underlying	Underlying			Stock	Market Value
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	of Shares
	Options That Are	Options That Are	Unearned	Exercise	Expiration	Not	That Have
Name	Exercisable	Unexercisable (1)	Options	Price	Date	Vested	Not Vested

Benjamin M. Anderson-Ray	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Frank T. Kane		14,000		19.78	5/8/08	-0-	-0-
		5,118		16.00	2/8/09
		4,588		8.09	2/7/10
		100,000		10.49	3/15/12
		12,946		12.20	2/3/13
		7,260		13.82	3/1/14
		4,932		12.73	2/8/15
		2,518		13.30	3/28/16

Dennis C. Valkanoff	-0-	-0-	-0-	-0-	-0-	5,000	$24,000	(2)

(1)	All of the stock options reported in this column are vested and presently exercisable but had exercise prices above the closing price of our common stock on December 31, 2007.

(2)	Based upon the closing price on December 31, 2007 of the Company’s common stock of $4.80 as reported by the American Stock Exchange.

Employment Agreements
Set forth below are brief descriptions of the material terms of the employment agreements with our executive officers named in the Summary Compensation Table. These descriptions do not purport to be complete and are qualified in their entirety by reference to each employment agreement, as filed with the Securities and Exchange Commission.
Benjamin M. Anderson-Ray. We have entered into an employment agreement with Mr. Anderson-Ray, our Chairman and Chief Executive Officer. The initial term of Mr. Anderson-Ray’s employment under his employment agreement began on June 20, 2005 and will end on June 20, 2010. Upon the expiration of the initial term, the employment agreement will be automatically renewed on the same terms and conditions for successive one-year terms, unless Mr. Anderson-Ray’s employment has been terminated earlier, or either we or Mr. Anderson-Ray provides to the other a written non-renewal notice.
Under his employment agreement, Mr. Anderson-Ray will serve as our Chairman and Chief Executive Officer and will have such other authority, duties and responsibilities as our Board of Directors may from time to time prescribe that are consistent with his position as Chief Executive Officer of our Company. Our Board of Directors is required to nominate Mr. Anderson-Ray as one of its director nominees to be considered for election at each annual meeting of stockholders during the period of time that Mr. Anderson-Ray is serving as our Chief Executive Officer.
Mr. Anderson-Ray’s base salary will be not less than $375,000 per fiscal year, and he will be entitled to participate in all incentive compensation plans and programs generally available to executive officers of our Company and its subsidiaries. He also receives a monthly automobile allowance.
In addition to a non-renewal of his employment agreement as described above, Mr. Anderson-Ray’s employment may be terminated (i) by us with or without cause, (ii) by Mr. Anderson-Ray with or without good reason, (iii) upon Mr. Anderson-Ray’s death or disability, or (iv) by Mr. Anderson-Ray in the event of a change in control of our Company. If Mr. Anderson-Ray’s employment is terminated by us for cause or by Mr. Anderson-Ray without good reason, we will pay Mr. Anderson-Ray a lump sum equal to his monthly base salary for three months. If his employment is terminated by us without cause or by Mr. Anderson-Ray for good reason, we will pay Mr. Anderson-Ray an amount (payable in twenty-four equal monthly installments) equal to two times his base salary plus two times the average of the awards paid to him under the Company’s short term incentive plan in the two fiscal years ended immediately preceding his last day of employment (but in no event greater than two times the average of the target award amounts under the short term incentive plan for such two year period). If Mr. Anderson-Ray terminates his employment under certain circumstances upon a change in control of our Company, we will pay Mr. Anderson-Ray an amount (payable in twenty-four equal monthly installments) equal to two times his base salary plus two times the average of the awards paid to him under the short term incentive plan in the two fiscal years ended immediately preceding his last day of employment (but in no event greater than two times the average of the target award amounts under the short term incentive plan for such two year period).
If we determine not to renew the employment agreement, we will pay Mr. Anderson-Ray an amount (payable in twenty-four equal monthly installments) equal to two times his base salary plus two times the average of the awards paid to him under the short term incentive plan in the two fiscal years ended immediately preceding his last day of employment (but in no event greater than two times the average of the target award amounts under the short term incentive plan for such two year period). If Mr. Anderson-Ray determines not to renew the Employment Agreement, we will pay him an amount (payable in twelve equal monthly installments) equal to his base salary plus the average of the awards paid to him under the short term incentive plan in the two fiscal years ended immediately preceding his last day of employment (but in no event greater than the average of the target award amounts under the short-term incentive plan for such two year period).

In addition, the monthly severance payments described above which are payable over a period of time that is twelve months or longer could be reduced or eliminated entirely if Mr. Anderson-Ray obtains a position with an unrelated entity prior to or during the period of time that severance payments are being paid or if Mr. Anderson-Ray breaches any of his covenants in the employment agreement. Upon any termination of Mr. Anderson-Ray’s employment, his vested and unvested incentive compensation awards will be distributed, paid or exercisable as provided in the employment agreement, unless expressly provided otherwise in our short-term incentive plan or long-term incentive plan, or in a written agreement between our Company and Mr. Anderson-Ray relating to awards under the short-term incentive plan or the long-term incentive plan.
While Mr. Anderson-Ray is employed by us and for a period of two years thereafter, the employment agreement prohibits Mr. Anderson-Ray from competing against our Company or any of our subsidiaries, from soliciting any customers or employees and from requesting any customer, supplier, vendor or others doing business with our Company or any of our subsidiaries to change their relationship with our Company or any of our subsidiaries.
Frank T. Kane. We have entered into an employment agreement with Mr. Kane which provides, among other items, for our employment of Mr. Kane as our Vice President-Finance, Chief Financial Officer, Secretary and Treasurer through March 15, 2008. The employment agreement provides for automatic extensions for successive one-year periods upon expiration of the initial term, or any renewal term, unless we or Mr. Kane gives notice of termination at least 180 days before the termination date. Under his employment agreement, Mr. Kane receives a base salary of not less than $205,000 during each year that the employment agreement is in effect and will be entitled to participate in the incentive compensation plans and programs generally available to executives of our Company.
We may terminate the employment of Mr. Kane with or without cause or in the event of the disability of Mr. Kane. Mr. Kane may terminate his employment with or without good reason. If we terminate Mr. Kane’s employment with cause or if Mr. Kane terminates his employment without good reason, then we are required to pay him, in a lump sum, his monthly base salary for a three-month period following his termination. If we terminate Mr. Kane’s employment without cause or if Mr. Kane terminates his employment with good reason, then we are required to pay him in twenty-four equal monthly installments an amount equal to twice the sum of his then-current annual base salary and the higher cash bonus under the short term incentive plan (up to the target award rate) paid to him in the two fiscal years preceding termination. In the event of termination due to disability, Mr. Kane will receive his then-current annual base salary earned through the date of termination.
If we determine not to renew Mr. Kane’s employment agreement, we will pay Mr. Kane an amount (payable in twelve equal monthly installments) equal to his base salary plus the greater of the annual cash bonus paid to him under the short term incentive plan (up to the target award rate) in the two years preceding his last day of employment. If Mr. Kane terminates his employment following a change in control of our Company and, in addition, a reduction in his duties, a diminution in his salary or benefits or a relocation of his principal place of employment occurs, then we will be required to pay him, as severance pay, a lump sum amount equal to twice the sum of his then-current annual base salary and the higher cash bonus under the short term incentive plan (up to the target award rate) paid to him in the two fiscal years preceding termination.

Under his employment agreement, Mr. Kane may not compete against us during his employment with us and during the two-year period following termination of his employment. However, if we elect not to extend the term of Mr. Kane’s employment agreement, then Mr. Kane may not compete against us for a one-year period following termination of his employment.
Dennis C. Valkanoff. We have entered into an employment agreement with Mr. Valkanoff, which provides, among other items, for our employment of Mr. Valkanoff as a Senior Vice President of our Company with responsibility for our residential furniture sales function. Mr. Valkanoff receives a base salary of $270,000 per calendar year, subject to future increases.
Mr. Valkanoff’s employment began on December 1, 2006. The initial term of employment ended on the one-year anniversary of his first day of employment with the Company. Upon the expiration of the initial term, Mr. Valkanoff’s employment is automatically extended on the same terms and conditions for successive one-year terms, unless the executive’s employment has been terminated earlier or unless either the Company or Mr. Valkanoff provides the other a written non-renewal notice.
Mr. Valkanoff will be entitled to participate in all employee benefit and incentive compensation plans and programs generally available to executive officers of our Company other than our Chief Executive Officer. During the term of his employment agreement, the target award level of any short term incentive compensation award granted to him will not be less than 40% of his base salary. We also granted to him an award of 7,500 shares of our restricted common stock in connection with his employment by the Company. Of these shares, 2,500 vested on December 31, 2007, with the remaining shares being eligible to vest in equal increments of 2,500 shares each on December 31, 2008 and 2009 on the condition that he is employed by the Company on the appropriate vesting date. Mr. Valkanoff also receives a monthly automobile allowance.
In addition to a non-renewal of the employment agreements described above, Mr. Valkanoff’s employment may be terminated, subject to a limited right to cure under certain circumstances, (i) by us with or without cause, (ii) by the executive with or without good reason, (iii) upon death or disability of the executive, or (iv) by the executive following a change in control of our Company.
If Mr. Valkanoff’s employment is terminated by us for cause or by him without good reason, then we will, except under certain circumstances, pay him a severance payment in a single lump sum equal to his monthly base salary for three months. If Mr. Valkanoff’s employment is terminated by us without cause or by him for good reason, then we will pay him a severance payment equal to his monthly base salary for a period of the earlier of (i) twelve months following his last day of employment with us, or (ii) his first day of a new position (but only so long as such employment does not violate the non-competition covenants of the executive set forth in his employment agreement).
If Mr. Valkanoff’s employment is terminated by us upon the occurrence of a disability, then we will pay him a single lump sum equal to his monthly base salary for three months. If Mr. Valkanoff terminates his employment under certain circumstances following a change in control of our Company, then we will pay him a severance payment equal to his monthly base salary for a period of the earlier of (i) twelve months following his last day of employment with us, or (ii) his first day of a new position (but only so long as such employment does not violate the non-competition covenants set forth in his employment agreement).
If we determine not to renew Mr. Valkanoff’s employment agreement, we will pay him a severance payment equal to his monthly base salary for a period of the earlier of (i) twelve months following his last day of employment with us, or (ii) his first day of a new position (but only so long as such employment does not violate the non-competition covenants set forth in the employment agreement). If Mr. Valkanoff determines not to renew his employment agreement, then we will pay him a severance payment in a single lump sum equal to his monthly base salary for three months.

The severance payments described above which are payable over a twelve month period may be reduced or eliminated entirely under certain circumstances.
Upon the termination of Mr. Valkanoff’s employment (other than following a change in control of our Company), all outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) shall vest and be paid or distributed to, or be exercisable by, as the case may be, him or, if applicable, his estate or authorized representative, in accordance with (i) the incentive compensation plan applicable to the award, (ii) the applicable written agreement between our Company and Mr. Valkanoff relating to an incentive compensation award, or (iii) in the absence of an incentive plan or an award agreement relating to a particular award, as determined by our Board of Directors (or a committee thereof) or the Chairman of our Company. If Mr. Valkanoff terminates his employment under certain circumstances following a change in control of our Company, all outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) shall vest and be paid or distributed to, or be exercisable by, as the case may be, him simultaneously with the change in control unless expressly provided otherwise in (i) the applicable incentive plan, or (ii) the applicable award agreement.
Under certain circumstances following a termination of Mr. Valkanoff’s employment with us, we are required to reimburse him for the premiums associated with continued coverage pursuant to COBRA for himself and/or his spouse and legal dependents under our group health plan for up to twelve months following his last day of employment.
While Mr. Valkanoff is employed by us and for a period of one year thereafter, the employment agreement prohibits him (except under certain limited circumstances following his termination of employment) from competing against our Company or any of our affiliates, from soliciting any of our customers or employees or any of our affiliates and from requesting any customer, supplier, vendor or others doing business with us or any of our affiliates to change their relationship with any of them. At all times while Mr. Valkanoff is employed by us and thereafter, he is subject to certain confidentiality covenants.
Supplemental Retirement Plan
We maintain a supplemental retirement plan for the benefit of Mr. Kane. Under this plan, we are obligated to pay Mr. Kane a lifetime annual supplemental retirement benefit equal to 30% of the average of his base salary and cash bonuses paid in the three full years prior to his retirement at age 65, reduced by an actuarially adjusted annual payment (assuming an annual payment beginning at age 65 and payable for the remainder of Mr. Kane’s life) determined based on the sum of all vested Company contributions for the benefit of Mr. Kane to retirement plans plus payments made to Mr. Kane representing amounts we could not contribute to these plans because of limitations under the Internal Revenue Code.
Mr. Kane is 100% vested in this plan and, accordingly, full benefits under the plan will begin following Mr. Kane’s retirement or other termination of employment and after he attains age 65. The plan does, however, allow Mr. Kane to receive a reduced benefit following his early retirement or other termination of employment before reaching age 65. Mr. Kane may elect to receive an actuarially equivalent single lump sum payment of his benefit under the plan instead of receiving the annual lifetime payments from us.

The annual lifetime benefit under the plan will stop upon Mr. Kane’s death. If Mr. Kane has not yet begun to receive payments under the plan at the time of his death, then his designated beneficiary will receive a single lump sum payment that is actuarially equivalent to the benefit he would have received had he retired the day before his death.
If Mr. Kane would have terminated his employment with the Company at March 15, 2008, he would have been entitled to receive an actuarially equivalent single lump sum payment of approximately $200,000. The plan is unfunded and is a general obligation of our Company to pay this supplemental retirement benefit to Mr. Kane.
REPORT OF THE AUDIT COMMITTEE
The Company’s Board of Directors has a standing Audit Committee, which has a charter that is summarized above under the heading “CORPORATE GOVERNANCE AND BOARD MATTERS.” The Audit Committee has furnished the report set forth below.
The Audit Committee reviewed and discussed with management and our independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2007. Management has the primary responsibility for our financial statements and the reporting process, including our system of internal controls. Our independent auditors, KPMG LLP, audited our financial statements as of and for the year ended December 31, 2007 and expressed an opinion that the financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of our Company and its subsidiaries as of and for such year in conformity with accounting principles generally accepted in the United States of America.
The Audit Committee discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. Additionally, the Committee has received from our independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Committee relies on the information and representations provided to it by management and the independent auditors.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors, and the Board has approved, that our audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
Members of the Audit Committee
Theodore L. Mullett, Chairman
John R. Hesse
Larry P. Kunz
John D. Swift
INDEPENDENT AUDITORS
General
KPMG LLP audited our financial statements as of and for the year ended December 31, 2007. The Audit Committee is reviewing relevant factors prior to engaging the Company’s independent registered public accounting firm for the year ending December 31, 2008. A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees to Independent Auditors
The following table sets forth the fees billed or to be billed by KPMG LLP to us for services performed in connection with the years ended December 31, 2007 and 2006.

	2007	2006

Audit fees (1)	$297,000	$279,000

Audit-related fees	-0-	-0-

Tax fees	-0-	-0-

All other fees	-0-	-0-

Total	$297,000	$279,000

(1)
Audit fees represented fees for professional services rendered in connection with the audit of our financial statements for the years ended December 31, 2007 and 2006 and the review of our financial statements included in our Quarterly Reports on Form 10-Q filed in 2007 and 2006.

KPMG LLP is permitted to provide only services to us that have been pre-approved by the Audit Committee.
ANNUAL REPORT AND PROXY STATEMENT
A copy of our 2007 annual report to stockholders, including our Form 10-K and audited consolidated financial statements as of and for the year ended December 31, 2007, accompanies this proxy statement. The 2007 annual report to stockholders does not constitute proxy soliciting material.
In an effort to reduce printing costs and postage fees, we have adopted a practice whereby stockholders who have the same address and last name will receive only one copy of this proxy statement and our 2007 annual report unless one or more of these stockholders notifies us that they wish to receive individual copies of these materials. We will deliver promptly upon written or oral request a separate copy of this proxy statement and our 2007 annual report to any stockholder at a shared address to which a single copy of those materials was sent.
If you share an address with another stockholder and have received only one copy of this proxy statement and the 2007 annual report this year but would like to receive a separate copy of these materials in the future, or if you received multiple copies of this proxy statement and our 2007 annual report but would like to receive a single copy in the future, please contact us.

Stockholders may contact us by mail at 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906 or by telephone at (765) 807-2640. In either case, you should direct your communication to Mr. Frank T. Kane, Corporate Secretary of our Company.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
In addition to the notice requirements described below, a stockholder who desires to include a proposal in our proxy soliciting materials relating to our 2009 annual meeting of stockholders must send the proposal such that we receive it at our principal executive office no later than December 1, 2008 and must submit the proposal in accordance with the rules and regulations under the Securities Exchange Act of 1934.
Stockholders desiring to make a director nomination or a proposal for any business or matter at any annual or special meeting of stockholders of the Company must comply with the notice procedures provided in our By-Laws. Those procedures are summarized below. A complete copy of our By-Laws was included as an exhibit to the Company’s Form 8-K filed on December 19, 2007 and is available on the Internet website of the Securities and Exchange Commission at www.sec.gov.
Nominations for the election as directors and proposals for any business or matter to be presented at any annual or special meeting of stockholders may be made by any of our stockholders of record entitled to vote in the election of directors or on the business or matter to be presented, as the case may be, or by our Board of Directors. In order for a stockholder to make such a nomination or proposal, the stockholder must give notice thereof in writing by certified first class United States mail, return receipt requested, or by receipted overnight delivery to our Corporate Secretary. This notice must be received by us not later than the following date: (i) with respect to any annual meeting of stockholders, not less than 120 days or more than 180 days prior to the first anniversary of the date of the notice for the previous year’s annual meeting of stockholders, or (ii) with respect to any special meeting of stockholders, not more than 15 days following the date of the notice for such special meeting. No notice of any kind under this procedure is required for any nominations for the election as directors or any proposals for any business or matter made by our Board of Directors.
Each notice given by a stockholder with respect to a nomination for election as a director must set forth for each nominee: (i) the name, age, address and telephone number of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of our Company beneficially owned by the nominee, and (iv) any arrangement according to which the nomination is made or the nominee will serve or may be elected. The stockholder making the nominations also must promptly provide any other information relating to his or her nominees as may be reasonably requested by us.
Each notice given by a stockholder with respect to proposals for any business or other matter to be presented at any meeting of stockholders must set forth as to each matter: (i) a brief description of the business or matter desired to be presented at the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on our list of stockholders for the meeting, of the stockholder making such proposal, (iii) the class and number of shares of our stock beneficially owned by the stockholder, and (iv) any material interest of the stockholder in the proposal. The stockholder making a proposal also must promptly provide any other information relating to his proposal as may be reasonably requested by us.

If any nomination or proposal is not made in accordance with the requirements of this notice procedure, the chairman of the annual or special meeting of stockholders at which such nomination or proposal is sought to be presented may determine that the nomination or proposal was not made in accordance with the notice procedure and, in such event, he may declare to the meeting that the defective nomination or proposal is out of order and will be disregarded and not presented for a vote of the stockholders. This notice procedure does not require the Company to hold any meeting of stockholders for the purpose of considering any nomination or proposal made by any stockholder.
DISCRETIONARY VOTING AND OTHER MATTERS
As of the date of this proxy statement, our Board of Directors knows of no matters other than the election of directors to come before the annual meeting. If other matters properly come before the annual meeting, the persons named in the enclosed proxy will have authority to vote pursuant to the proxy at the annual meeting in accordance with the directions of our Board of Directors.
The information under the heading “Report of the Audit Committee” does not constitute soliciting material and is not filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.
By Order of the Board of Directors,
Frank T. Kane
Senior Vice President-Finance,
Chief Financial Officer,
and Secretary
April 9, 2008

CHROMCRAFT REVINGTON, INC.
This Proxy is Solicited on Behalf of the Board of Directors
For Use at the 2008 Annual Meeting of Stockholders
The undersigned hereby appoints BENJAMIN M. ANDERSON-RAY and FRANK T. KANE, and each of them singly, as proxies, each having the power to appoint his substitute, to represent and to vote all shares of common stock of Chromcraft Revington, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 8, 2008, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:
(Continued and to be signed on the reverse side.)
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
1. Election of Directors. To elect as directors the nominees named below to hold office until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (See instruction below)

○ Benjamin M. Anderson-Ray	○ David L. Kolb	○ Craig R. Stokely
○ Ronald H. Butler	○ Larry P. Kunz	○ John D. Swift
○ John R. Hesse	○ Theodore L. Mullett
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
2. Other Matters. In their discretion, on such other matters as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.
This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR the election as directors of all nominees named above. With respect to any other matters as may properly come before the annual meeting of stockholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the directions of the Company’s Board of Directors.

Signature of Stockholder

Date

Signature of Stockholder

Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.